EXHIBIT 4.3

                               EP MEDSYSTEMS, Inc.
              Form of 1995 Long Term Incentive Plan Award Agreement

EP MedSystems
100 Stierli Court
Suite 107
Mt. Arlington, NJ 07856
Tel: 973-398-2800
Fax: 973-398-8636

                     [FORM OF INCENTIVE STOCK OPTION AWARD]
[Recipient]

                      Re: Incentive Stock Option

Dear [ Recipient]

      This letter confirms that you have been granted an incentive stock option representing an aggregate of [insert quantity] shares of common stock of EP MedSystems, Inc. (the "Company") dated as of [insert date of grant], pursuant to the Amended 1995 Long Term Incentive Plan (the "Plan"). A copy of the Plan is attached and made a part hereof. This option is subject to the terms of such Plan, and the terms of the Plan shall control in the event of any conflict with this letter.

You may exercise purchase rights for [insert quantity] shares under this option [insert vesting schedule]. The exercise price for the shares covered by this option is [insert exercise price] per share and the exercise period for this option is [insert exercise term] from the date of grant.

NEITHER THE OPTION GRANTED HEREUNDER, NOR THE SHARES OF COMMON STOCK TO BE ISSUED UPON EXERCISE OF SUCH OPTION, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES LAWS AND MAY NEITHER BE REOFFERED OR SOLD UNLESS REGISTERED OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE CERTIFICATES FOR SHARES OF COMMON STOCK TO BE ISSUED UPON EXERCISE OF THIS OPTION WILL BE APPROPRIATELY DESIGNATED WITH A RESTRICTIVE LEGEND SIMILAR TO THAT SET FORTH ABOVE.

                                            Sincerely,

                                            David A. Jenkins,
                                            President

Accepted and agreed to:


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